UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional materials

☐	Soliciting Material Pursuant to § 240.14a-12

GALAXY GAMING, INC.

(Name of Registrant as Specified in Its Charter)

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January 4, 2021

Dear Stockholder:

You are cordially invited to attend the virtual annual meeting of stockholders of Galaxy Gaming, Inc. to be held at 9:00 a.m. (PST) on February 16, 2021. The meeting will be online only, so there is no physical meeting location. We believe the virtual nature of the meeting will enable increased stockholder accessibility, while improving meeting efficiency and reducing costs. We also believe that in light of the continuing global coronavirus pandemic conducting a virtual meeting will help assure the safety of our stockholders, employees and other meeting attendees. Stockholders will be able to listen, vote, and submit questions from any remote location with Internet connectivity. Information on how to participate in this year’s virtual meeting can be found on page 17.

At the meeting, we will be electing: (i) one (1) member of our Board of Directors for a three year term expiring in 2024 or until his successor has been duly elected and qualified; (ii) two (2) members of our Board of Directors for a two year term expiring in 2023 or until their successors have been duly elected and qualified; and (iii) one (1) members of our Board of Directors for a one year term expiring in 2022 or until his successor has been duly elected and qualified. We will be asking our stockholders to ratify the appointment of Moss Adams, LLP as our independent registered public accounting firm. These matters are described in detail in the accompanying Notice of Virtual Annual Meeting of Stockholders and Proxy Statement.

Even if you plan to attend the virtual annual meeting, we encourage you to vote your shares right away using one of the advance voting methods described in the accompanying materials.

Sincerely,

Todd P. Cravens

President and Chief Executive Officer

The accompanying Proxy Statement is dated January 4, 2021, and is first being mailed to our stockholders on or about January 4, 2021.

GALAXY GAMING, INC.

6480 Cameron Street, Suite 305

Las Vegas, Nevada 89118

NOTICE OF VIRTUAL ANNUAL MEETING

OF STOCKHOLDERS

Notice is hereby given that the annual meeting of stockholders of Galaxy Gaming, Inc. (the “Company”) will be held online at 9:00 a.m. (PST) on February 16, 2021. If you plan to participate in the virtual meeting, please see the instructions on page 17 of the Proxy Statement. Stockholders will be able to listen, vote, and submit questions from their home or from any remote location that has Internet connectivity. There will be no physical location for stockholders to attend. Stockholders may only participate online by visiting www.proxydocs.com/GLXZ and receiving a return email that includes a unique code for joining the meeting. The virtual annual meeting is being held for the following purposes:

1.

To elect: one (1) member of the Company’s Board of Directors to serve for a three (3) year term expiring in 2024 or until his successor is duly elected and qualified; two (2) members of the Company’s Board of Directors to serve for two (2) year terms expiring in 2023 or until their respective successors are duly elected and qualified and (iii) one (1) member of the Company’s Board of Directors to serve for a (1) year term expiring in 2022 or until his successor is duly elected and qualified.

2.	To ratify the appointment of Moss Adams, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

3.	To consider and act upon any other matter that may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on December 21, 2020 are entitled to receive notice of and to vote at the meeting and any adjournment thereof. A list of the holders will be open to the examination of stockholders for ten days prior to the date of the meeting, between the hours of 9:00 a.m. and 5:00 p.m., at the office of the Corporate Secretary of the Company at 6480 Cameron Street, Suite 305, Las Vegas, Nevada 89118 and will be available for inspection at the meeting itself.

Instructions to attend the meeting are on page 17 of the Proxy Statement. If you have any questions regarding these instructions, please telephone the Company at (702) 939-3254.

Whether you plan to virtually attend the meeting or not, we encourage you to submit your vote by proxy as soon as possible (see page 1 of the accompanying Proxy Statement for additional details).

This Proxy Statement and the enclosed form of proxy are being mailed starting on or about January 4, 2021.

By Order of the Board of Directors

Harry C. Hagerty

Chief Financial Officer,

Treasurer and Corporate Secretary

Dated: January 4, 2021

GALAXY GAMING, INC.

6480 Cameron Street, Suite 305

Las Vegas, Nevada 89118

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Galaxy Gaming, Inc. (“Galaxy Gaming,” the “Company,” “we” or “us”) of proxies to be voted at the virtual annual meeting of stockholders to be held at 9:00 a.m. (PST) on February 16, 2021 and any adjournment or postponement of the meeting, for the purposes set forth in the Notice of Virtual Annual Meeting of Stockholders. There will be no physical location for stockholders to attend. Stockholders may only participate online. If you plan to participate in the virtual meeting, please see the instructions on page 17 of this Proxy Statement. Stockholders will be able to listen, vote, and submit questions from their home or from any remote location that has Internet connectivity.

Notice and Access to Proxy Materials

We expect our proxy materials, including this Proxy Statement and our 2019 Annual Report, to be mailed starting on or about January 4, 2021.

Stockholders Entitled to Vote

All stockholders of record at the close of business on December 21, 2020 are entitled to vote at the meeting. At the close of business on December 21, 2020, 21,884,638 shares of common stock were outstanding. Each share is entitled to one vote on all matters that properly come before the meeting.

Voting Procedures

You may vote your shares by proxy without attending the virtual meeting. You may vote your shares by mail by signing and returning the proxy card provided. You may also choose to vote over the Internet or by phone by following the instructions on your proxy card.

If you are the record holder of your shares, you may also vote your shares in person at the virtual meeting. If you are not the record holder of your shares (i.e., they are held in “street” name by a broker, bank or other nominee), you must first obtain a proxy issued in your name from the record holder giving you the right to vote the shares at the meeting.

Participating in the Virtual Annual Meeting

Stockholders will be able to log into the virtual annual meeting platform beginning at 8:00 a.m. (PST) on February 16, 2021. To participate in the virtual annual meeting visit www.proxydocs.com/GLXZ to register for the meeting. Please note that the window to register to attend the virtual annual meeting closes at 5pm EST on February 12, 2021. Approximately one hour before the meeting you will receive an email with your unique code for joining the meeting. Stockholders may submit questions either before the February 16 meeting or during the meeting. For more information regarding how to submit questions see page 17.

Voting Matters

Stockholders are being asked to vote on the following matters at the virtual annual meeting:

Proposal	Board’s Recommendation
Proposal 1: Elections of Directors (page 4)	FOR each Nominee

The Board believes that each of the: (i) one (1) director nominee proposed to serve for a three year term expiring in 2024 or until his successor are duly elected and qualified; (ii) two (2) director nominees proposed to serve for a two year term expiring in 2023 or until their successors are duly elected and qualified; and (iii) one (1) director nominee proposed to serve for a one year term expiring in 2022 or until his successor are duly elected and qualified, possess a combination of qualifications, experience and judgment necessary for a well-functioning Board and the effective oversight of the Company.

FOR

Proposal 2: Ratification of the Appointment of Moss Adams, LLP as the Company’s Independent Registered Public Accounting Firm (page 15)	FOR

The Board has appointed Moss Adams, LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021. As a matter of good corporate governance, stockholders are being asked to ratify the appointment of Moss Adams, LLP.

All valid proxies received prior to the meeting will be voted in accordance with the instructions specified by the stockholder. If a proxy card is returned without instructions, the persons named as proxy holders on your proxy card will vote in accordance with the above recommendations of the Board.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Changing Your Vote

A stockholder may revoke a proxy at any time prior to its being voted by delivering written notice to the Corporate Secretary of the Company, by delivering a properly executed later-dated proxy, or by voting in person at the virtual meeting.

Quorum

The presence, in person or by proxy (regardless of whether the proxy has authority to vote on all matters), of the holders of not less than fifty percent (50%) of the shares entitled to vote at the meeting constitutes a quorum for the transaction of business.

Vote Required

Assuming a quorum is present, directors will be elected (Proposal 1) by a plurality of the votes cast in person or by proxy at the meeting.

Proposal 2 (Ratification of Accountants) requires the affirmative vote of a majority of the votes cast at the meeting.

Effect of Withheld Votes or Abstentions

If you vote “WITHHOLD” in the election of directors or vote “ABSTAIN” (rather than vote “FOR” or “AGAINST”) with respect to any other proposal, your shares will count as present for purposes of determining whether a quorum is present. A “WITHHOLD” vote will have no effect on the outcome of the election of directors (Proposal 1), and an “ABSTAIN” vote will not be counted as a vote cast and will accordingly have no effect on the outcome of Proposal 2.

Effect of Broker Non-Votes

A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power on that item and has not received specific instructions from the beneficial owner. If any broker “non-votes” occur at the meeting, the broker “non-votes” will count for purposes of determining whether a quorum is present but will not have an effect on any proposals presented for your vote. A broker or other nominee holding shares for a beneficial owner may not vote these shares with respect to the election of directors (Proposal 1). Brokers and other nominees will have discretionary voting power to vote without instructions from the beneficial owner on the ratification of the appointment of our independent registered public accounting firm (Proposal 2) and, accordingly, your shares may be voted by your broker or nominee on Proposal 2 without your instructions.

Contact for Questions About this Proxy Statement

If you have additional questions about this Proxy Statement or the meeting, please contact Kingsdale Advisors, our proxy solicitor, by telephone at (866) 229-8214 (stockholders) and (416) 867-2272 (banks and brokerage firms), or by email at contactus@kingsdaleadvisors.com.

Kingsdale Advisors

745 Fifth Avenue, 5th Floor

New York, NY 10151

Banks and Brokerage Firms Call: 416-867-2272

Shareholders Call Toll Free: 1-866-229 8214

Email: contactus@kingsdaleadvisors.com

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is elected by our stockholders to oversee the management of the business and affairs of the Company. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved for or shared with stockholders. The Board appoints our executives, who are charged with conducting the business and affairs of the Company, subject to oversight by the Board. In accordance with the Company’s By-Laws as amended earlier in calendar year 2020, the directors of the Company serve three year staggered terms.    The current directors of the Company are Mark A. Lipparelli, William A. Zender, Bryan W. Waters and Michael Gavin Isaacs.    Mr. Norman H. DesRosiers served on our Board from March 1, 2014 until his passing on March 15, 2020.

Nominees for Election

This is the Company’s first annual meeting after the Company’s By-Laws were amended to create a staggered board of directors, so the Board has nominated all three classes for election: (i) as a Class I director the one (1) person named below and designated as Class I director, to serve for a three-year term ending at the Company’s annual meeting in 2024, or until his successor has been duly elected and qualified or his earlier death, resignation or removal; (ii) as Class II directors the two (2) persons named below and designated at Class II directors, each to serve for a two-year term ending at the Company’s annual meeting in 2023, or until their respective successors have been duly elected and qualified or their earlier death, resignation or removal; and (iii) as a Class III director the one (1) person named below and designated as Class III director, to serve for a one -year term ending at the Company’s annual meeting in 2022, or until his successor has been duly elected and qualified or his earlier death, resignation or removal. Each of the director nominees served as a director during 2020 and all of them are presently serving as directors. Additionally, except for Michael Gavin Isaacs, each of the current directors was previously elected to the Board by our stockholders. Mr. Isaacs was elected to the Board by the other members of the Board during June 2019.

The Board recommends that you vote in favor of the election of each of the Class I, Class II and Class III nominees named below, and the persons named as proxies on the enclosed proxy card will vote the proxies received by them for the election of each of the Class I, Class II and Class III nominees unless otherwise specified on those proxy cards. Each nominee has indicated a willingness to serve as a director. However, if any nominee becomes unavailable to serve before the election, proxies may be voted for a substitute nominee selected by the Board, or the Board may decide to reduce the number of directors.

The name, age (as of December 21, 2020), business experience and certain other information regarding each of the nominees is set forth below.

Name	Age	Position with the Company	Director Since

Mark A. Lipparelli (Class I)	55	Director (Chairman)	2017

William A. Zender (Class II)	65	Director	2014

Bryan W. Waters (Class II)	58	Director	2015

Michael Gavin Isaacs (Class III)	56	Director	2019

Mark A. Lipparelli was appointed to our Board and as our Chairman on July 26, 2017. Mr. Lipparelli currently serves as: the Managing Member and Chief Executive Officer of GVII, LLC, a Nevada gaming licensee that manages the Westgate Resort Las Vegas; Managing Member of CAMS, LLC, a technology services company to the online gaming industry; and, chairman and Managing Member of SBOpco, LLC, a sportsbook company operating as SuperBook. Additionally, Mr. Lipparelli serves as an advisor to limited number of operating and investment entities through GVIII, LLC where he is the Managing Member. Mr. Lipparelli has served as a member of the Board of Directors of Golden Entertainment, Inc. since 2015. Mr. Lipparelli also formerly represented State Senate District 6 in the Nevada Legislature, having been appointed to the post in December 2014, and served on a number of Senate committees. Mr. Lipparelli has also twice been an appointee to the Nevada Gaming Policy Committee. Between 2009 and 2012, Mr. Lipparelli served as a Board Member and Chairman of the Nevada Gaming Control Board. Between 2002 and 2007, Mr. Lipparelli served in various executive management positions at Bally Technologies, Inc., a gaming technology supply company listed on the NYSE, including as Executive Vice President of Operations. Prior to joining Bally, Mr. Lipparelli served as Executive Vice President and then President of Shuffle Master, Inc., a publicly traded gaming supply company, from 2001 to 2003; as Chief Financial Officer of Camco, Inc., a retail chain holding company, from 2000 to 2001; as Senior Vice President of Entertainment Systems for Bally Gaming, Inc. (a subsidiary of publicly traded Alliance Gaming Corporation), from 1998 to 2000; and various management positions including Vice President of Finance for publicly traded Casino Data Systems from 1993 to 1998. Mr. Lipparelli is a Board Trustee Emeritus of the University of Nevada Foundation, Board Member of the International Center for Responsible Gaming, member of the International Association of Gaming Advisors and a member of the International Masters of Gaming Law. Mr. Lipparelli holds a bachelor’s degree in finance and a master’s degree in economics from the University of Nevada, Reno. Among other qualifications, Mr. Lipparelli brings over 25 years of experience in the gaming industry, including his service as Chief Executive Officer of a strategic advisory and product development firm, various executive management positions at companies serving the gaming industry, his legislative experience with the State Senate and past roles with the Nevada Gaming Control Board.

William A. Zender is a Director. A graduate of the University of Nevada at Las Vegas, Mr. Zender earned a bachelor’s degree in Hotel Administration in 1976 and a Master’s Degree in Business from the University of Phoenix in 2004. For the period of 1979 to 1981, Mr. Zender became an Enforcement Agent with the Nevada Gaming Control Board. In 1982, Mr. Zender performed various consulting services and continued such consulting through various times during his career. In 1988, Mr. Zender became the Asian Games Manager at the famous Desert Inn Casino in Las Vegas until 1989 when he became the Casino Manager for the Maxim Hotel and Casino, also in Las Vegas. In 1991, Mr. Zender was the Games Manager at Artichoke Joe’s Casino in San Bruno, California and served as General Manager of Artichoke Joe’s Casino in 2018 and 2019. Mr. Zender was the Vice President and Owner of the Aladdin Hotel and Casino from 1992 to 1997. In 2005, Mr. Zender became Consultant and Owner of Last Resort Consulting until 2007 at which time he began performing consulting services full time through Bill Zender and Associates, LLC. His credentials include authoring seven books on gambling and gaming management and is currently an adjunct professor at the University of Nevada in the Extended Studies Program (Casino). Mr. Zender was awarded the “Lifetime Achievement Award” at the 2014 World Game Protection Conference for his invaluable contributions and generous dedication to the casino industry. Mr. Zender has testified as an expert witness in several major civil and criminal court gaming cases in the US, Australia, and Asia. Mr. Zender brings to the Board extensive table game industry experience.

Bryan W. Waters is a Director. A graduate of University of California, Los Angeles, Mr. Waters started his career with Wells Fargo Bank in 1988 where he held numerous positions, including President of the Southern Nevada region. In 2001, Mr. Waters became Chief Financial Officer of Camco, Inc., a specialty finance lender with both brick-and-mortar and internet retailing operations. Shortly after his appointment, Mr. Waters also absorbed the roles of President and Chief Operating Officer until the successful sale of the company to Cash America International, Inc. a NYSE listed company. Mr. Waters joined Pacific National Bank in 2006 as President and Chief Executive Officer and was responsible for a privately held $2.3 billion 17 branch bank until its sale to U.S. Bank in October 2009. In 2010, Mr. Waters became Chief Executive Officer of B-Line, LLC, the largest purchaser and servicer of unsecured consumer bankruptcy debt in the country. At the time of its successful sale in late 2011, B-Line owned and serviced in excess of $300 million in assets. In 2012, Mr. Waters founded Magnolia Lane Partners, LLC, which is comprised of former executives of B-Line (an advisory and asset management firm focused primarily in the accounts receivable management industry with a specific focus on purchasing consumer receivables in bankruptcy). Also in 2012, Mr. Waters joined the Board of CBV Collection Services, LTD (“CBV”), a private equity and management owned company and one of the largest independent outsourcing, collection services and debt buying organizations in Canada. In September of 2013, Mr. Waters assumed the role of Chief Executive Officer of CBV and served in that role until its successful sale in

June 2015. Mr. Waters served as CEO of North America for Dollar Financial Group leading over 3000 employees through over 850 finance centers from June 2015 through June 2016. Mr. Waters served as President and Chief Operating Officer of Genesis Financial Solutions, the largest second look private label credit card issuer in the United States, from June 2016 to January 2018. Mr. Waters is currently CEO of Microf, LLC, a fin-tech platform and lease to own provider for the home improvement industry. Mr. Waters is a tenured senior executive and brings to the Board significant experience in finance, commercial banking, capital raising, financial turnaround, strategic and tactical planning and new company start-ups.

Michael Gavin Isaacs is a Director. Mr. Isaacs currently serves as a Non-Executive Chairman of Draftkings Inc. (NASDAQ: DKNG). Mr. Isaacs is also Chairman of the Board of Directors of Altitude Acquisition Corp. (NASDAQ: ALTUU), a blank-check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the travel, travel technology and/or travel-related industries. Mr. Isaacs served as Vice Chairman of the Board Scientific Games Corporation between August 2016 and December 2018, and prior to that was President and Chief Executive Officer of Scientific Games from June 2014 until August 2016. He was also a member of the board of directors of Scientific Games from June 2014 through 2018. Prior to 2014 Mr. Isaacs served as Chief Executive Officer of SHFL Entertainment, Inc. and served as Executive Vice President and Chief Operating Officer of Bally from 2006 through 2011. Prior to joining Bally, he held senior roles at Aristocrat Leisure Limited, including Head of Global Marketing and Business Development, Managing Director of Aristocrat’s London-based European subsidiary and President of Aristocrat Technologies, Inc., Aristocrat’s Las Vegas-based subsidiary. Mr. Isaacs previously served as a Trustee 5 and the President of the International Association of Gaming Advisors, and as Vice Chairman of the board of directors of the American Gaming Association. Mr. Isaacs’ qualifications to serve on the Board include more than 20 years’ experience in the gaming and technology industries, including in executive and leadership positions. Mr. Isaacs has a Masters of Laws degree and an undergraduate degree in Accounting and Financial Systems. Mr. Isaacs also brings public company board experience.

Qualifications of Directors

Our directors are responsible for overseeing the management of the Company’s business and affairs, which requires highly skilled and experienced individuals. Our Board does not maintain a separate nominating committee. The entire Board from time to time engages in evaluating the appropriate size and needs of the Board with the objective of maintaining the necessary experience, skills and independence on the Board.

When evaluating director nominees, our directors consider the following factors:

•	The appropriate size of our Board;

•	Our needs with respect to the particular talents and experience of our directors;

•

The knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	Experience in political affairs;

•	Experience with accounting rules and practices; and

•	The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board members.

Our goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board will also consider candidates with appropriate non-business backgrounds. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board may also consider such other factors as it may deem are in our best interests as well as our stockholders. In addition, the Board identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above.

Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Board may also engage in research to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third-party search firm, if necessary. The Board does not typically consider shareholder nominees because it believes that our current nomination process is sufficient to identify directors who serve our best interests.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES

Corporate Governance

The Company is committed to good corporate governance, which we believe promotes the long-term interests of our stockholders and strengthens Board and management accountability.

Director Independence. We are not a “listed issuer” within the meaning of Item 407 of Regulation S-K. Applying the definition of independence set forth in Rule 4200(a)(15) of The Nasdaq Stock Market, Inc., we have determined all of our directors are independent directors. This determination, which is made annually, helps assure the quality of the Board’s oversight of management and reduces the possibility of damaging conflicts of interest.

Board Meetings. The Board and/or its committees held a total of ten (10) meetings during 2020, including six (6) at which executive sessions were held with no members of management present. The Board also took action by unanimous written consent on twelve (12) occasions in 2020. During 2020, all incumbent directors attended at least 75% of the total number of meetings of the Board and committees of the Board on which they served. Mr. Norman H. DesRosiers, who served as a director of the Company and member of the Compensation Committee and the Corporate Governance Committee of the Board of Directors, passed away on March 15, 2020.

Committees of the Board

Compensation Committee. At a meeting of the Board of Directors on July 8, 2014, the Board approved the creation of a Compensation Committee, and on October 13, 2014, adopted the Compensation Committee Charter (the “Charter”). Pursuant to the Charter, the Compensation Committee is to be comprised of no fewer than two non-employee members of the Board, and the members shall be free from any relationships or conflicts of interest with respect to the Company that would impair the member’s ability to make independent judgments. The members of the Compensation Committee will be appointed by the Board and can be removed by the Board at any time, with or without cause.

The authority and duties of the Compensation Committee include but are not limited to: approving the corporate goals and objectives relating to compensation and bonus incentive structure of the CEO and other executive officers and key employees and any company-wide bonus plans; approving any material grants of equity compensation of more than 100,000 shares of our common stock; retaining and terminating any compensation consultant; and reviewing and assessing the adequacy of the Charter.

The members of the Compensation Committee are currently Mr. Zender (Chairman) and Mr. Waters.

Corporate Governance Committee. At a meeting of the Board of Directors on July 8, 2014, the Board approved the creation of a Corporate Governance Committee. As of the date of this report, the Board had not finalized the Corporate Governance Committee Charter. The members of the Corporate Governance Committee are currently Mr. Zender and Mr. Waters.

Audit Committee. We do not have a separately-designated standing audit committee. The entire Board performs the functions of an audit committee, but no written charter governs the actions of the Board when performing the functions that would generally be performed by an audit committee. The Board approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the Board reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

Our board of directors has determined that we have an audit committee financial expert, Mr. Waters, serving on the board of directors. Mr. Waters also qualifies as an independent board member.

Nominating Committee. Our Board does not maintain a nominating committee. As a result, no written charter governs the director nomination process. The size of our Board, at this time, does not require a separate nominating committee.

Board’s Role in Risk Oversight. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company’s approach to risk management. The Board exercises these responsibilities on an ongoing basis as part of its meetings. The Board’s consideration of the Company’s strategies and other matters presented to the Board, including financial matters, investments, acquisitions and divestitures, inherently include a systematic review of risk. The Board’s role in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for managing the Company’s risk exposure, and the Board and its committees providing oversight of those efforts.

The Company has implemented internal processes and controls to identify and manage risks and to communicate with the Board regarding risk management. These include suitability reviews of customers, partners, vendors and other persons/entities with which the Company does business, an internal and external audit process, internal approval and signature authority processes and legal department or outside counsel review of material contracts. In connection with these processes and controls, management regularly communicates with the Board, Board committees and individual directors regarding identified risks and the management of these risks, and individual directors often communicate directly with senior management on matters relating to risk management.

In part to further the distinction between management’s day to day role in operating the Company and the Board’s oversight function, the Company maintains separation between the Company’s executive officer functions and service on the Board.

Stockholder Communications with Directors. Stockholders may communicate with the Board or an individual director by sending a letter to the Board or to a director’s attention care of the Corporate Secretary of the Company at Galaxy Gaming, Inc., 6480 Cameron Street, Suite 305, Las Vegas, NV 89118. The Corporate Secretary will open, log and deliver all such correspondence (other than advertisements, solicitations or communications that contain offensive or abusive content) to directors on a periodic basis, generally in advance of each Board meeting.

Attendance at Stockholders’ Meetings. The Company encourages directors to attend the stockholders’ meeting. The Company believes all of the current directors will attend this year’s virtual annual meeting.

Board Interlocks and Insider Participation. None of the Board members (i) has ever been an officer or employee of the Company or (ii) was a participant in a Related Person Transaction (as defined in “Certain Relationships and Related Person Transactions”) in 2020. None of the Company’s executive officers serves, or in 2020 served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving, or who in 2020 served, as a member of the Company’s Board of Directors.

Code of Ethics. The Company has not adopted a Code of Ethics for Financial Executives, which would include our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Director Compensation

The following describes the compensation paid to each of our directors in 2020. None of our directors served as executive officers of the Company during 2020.

	DIRECTOR COMPENSATION
	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total ($)
Mark A. Lipparelli (1)(6)	$90,000	$98,650	$—	$—	$—	$—	$189,050
Norm DesRosiers (2)	$10,000	$7,116	$—	$—	$—	$—	$17,116
William A. Zender (3)(6)	$42,000	$49,540	$69,100	$—	$—	$—	$160,640
Bryan W. Waters (4)(6)	$42,000	$49,540	$81,913	$—	$—	$—	$173,453
Michael Gavin Isaacs (5)(6)	$42,000	$49,540	$—	$—	$—	$—	$91,540

(1)

During the year ended December 31, 2020, Mr. Lipparelli received 100,000 shares of our restricted common stock in quarterly installments valued at $98,650 using the grant date trading price of our stock. The shares vested immediately on grant date. We also paid Mr. Lipparelli annual cash compensation of $90,000 paid in monthly installments.

(2)	Mr. DesRosiers was appointed to the Board effective March 1, 2014. He passed away on March 15, 2020.
(3)

During the year ended December 31, 2020, Mr. Zender received 40,000 shares of our restricted common stock in quarterly installments valued at $49,540 using the grant date trading price of our stock. The shares vested immediately on grant date. We also paid Mr. Zender annual cash compensation of $42,000 paid in monthly installments. During the year, Mr. Zender exercised 100,000 options with a cumulative in-the-money value of $69,100 based on the fair market value of our common stock on the dates of exercise.

(4)

During the year ended December 31, 2020, Mr. Waters received 40,000 shares of our restricted common stock in quarterly installments valued at $49,540 using the grant date trading price of our stock. The shares vested immediately on grant date. We also paid Mr. Waters annual cash compensation of $42,000 paid in monthly installments. During the year, Mr. Waters exercised 75,000 options with a cumulative in-the-money value of $81,913 based on the fair market value of our common stock on the dates of exercise.

(5)

During the year ended December 31, 2020, Mr. Isaacs received 40,000 shares of our restricted common stock in quarterly installments valued at $49,540 using the grant date trading price of our stock. The shares vested immediately on grant date. We also paid Mr. Isaacs annual cash compensation of $42,000 paid in monthly installments.

(6)

During June 2020, in view of the COVID-19 pandemic, the Board determined that it would defer all cash Board fees until further notice. In December 2020, the Board determined to recommence paying monthly fees and to pay all deferred fees before year-end.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) beneficial ownership reporting compliance. Section 16(a) of the Exchange Act required our directors and executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Officers, directors and greater than ten percent beneficial shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To the best of our knowledge based solely on a review of Forms 3, 4, and 5 (and any amendments thereof) received by us during or with respect to the year ended December 31, 2020, each of Todd Cravens, Harry Hagerty and William Zender made one late filing of a Form 4 as a result of our delay in processing the information required to make the filing. The remaining twenty-four (24) Section 16 reports for our officers and directors were timely filed.

SECURITY OWNERSHIP

The following table sets forth, as of December 31, 2020, the beneficial ownership of our common stock by each executive officer and director, by each person known by us to beneficially own more than 5% of our common stock and by the executive officers and directors as a group. Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law). The percentages are based upon 21,964,638 shares outstanding as of December 31, 2020.

Name of beneficial owner	Amount of beneficial ownership	Percent of class
Mark Lipparelli, Director (1)	1,818,250	8.3%
William A. Zender, Director (2)	583,267	2.7%
Bryan Waters, Director (3)	491,600	2.2%
Michael Gavin Isaacs, Director (4)	251,000	1.1%
Todd Cravens, President and Chief Executive Officer (5)	1,197,000	5.4%
Harry Hagerty, Chief Financial Officer (6)	873,500	4.0%

Total of All Directors and Executive Officers (6 persons):	5,214,617	23.7%

(1)	Mr. Lipparelli holds options to purchase 150,000 shares of our common stock which are exercisable. In addition, as of December 31, 2020, Mr. Lipparelli held 1,668,250 shares of our common stock.
(2)	Mr. Zender holds options to purchase 200,000 shares of our common stock which are exercisable. In addition, as of December 31, 2020, Mr. Zender held 383,267 shares of our common stock.
(3)

Mr. Waters holds options to purchase 200,000 shares of our common stock which are exercisable. In addition, as of December 31, 2020, Mr. Waters held 291,600 shares of our common stock in his own name or as trustee of the Bryan and Karen Waters Family Trust.

(4)	Mr. Isaacs holds 50,000 shares of our common stock which vest in equal installments on June 3, 2021 and 2022. In addition, as of December 31, 2020, Mr. Isaacs held 201,000 shares of our common stock.
(5)

Mr. Cravens holds options to purchase 1,175,000 shares of our common stock, 941,667 of which are exercisable within 60 days of December 31, 2020. In addition, as of December 31, 2020, Mr. Cravens held 22,000 shares of our common stock.

(6)

Mr. Hagerty holds options to purchase 780,000 shares of our common stock, 586,667 of which are exercisable within 60 days of December 31, 2020. In addition, as of December 31, 2020, Mr. Hagerty held 80,000 shares of our common stock which vest in full on November 22, 2021, 1,000 shares of our common stock in his IRA, and12,500 shares as trustee of the HCH 2010 Revocable Trust.

EXECUTIVE COMPENSATION

Compensation discussion and analysis. Our current executive compensation system consists of cash, stock and/or stock options compensation to the executive officers, who are primarily responsible for the day-to-day management and continuing development of our business.

Summary compensation table. The table below summarizes all compensation awarded to or earned by our current executive officers for each of the last two completed fiscal years.

	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan ($)	Nonqualified Deferred Earnings ($)	All Other Compensation ($)	Total ($)
Todd P. Cravens (1)(2)(4)	2020	$270,192	$139,500	$—	$255,017	$—	$—	$18,574	$683,283
Chief Executive Officer	2019	$250,000	$242,277	$—	$171,985	$—	$—	$21,883	$686,145
Harry C. Hagerty (1)(3)(4)	2020	$200,000	$111,500	$107,760	$—	$—	$—	$20,881	$440,141
Chief Financial Officer	2019	$200,000	$201,637	$—	$232,257	$—	$—	$18,528	$652,422

(1)	For our executives, all other compensation includes standard benefits such as health insurance premiums and contributions to a defined contribution plan (“401k”).
(2)

The value of Mr. Cravens’ option awards is based on their grant date fair value. See Note 3 to our audited financial statements in Item 8. “Financial Statements and Supplementary Data” for further information about the methodology of the fair value calculation. During the years ended December 31, 2020 and 2019, Mr. Cravens was granted options to purchase 225,000 shares and 150,000 shares of our common stock, respectively.

(3)

The value of Mr. Hagerty’s option awards is based on their grant date fair value. During the years ended December 31, 2020 and 2019, Mr. Hagerty was granted 80,000 shares of restricted common stock and options to purchase 200,000 shares of our common stock, respectively.

(4)

In recognition of the COVID-19 pandemic’s effect on the gaming industry, Mr. Cravens and Mr. Hagerty, respectively, deferred $21,154 and $15,385 of compensation between June and November 2020. Their salaries were restored to pre-deferral levels and all deferred compensation was paid in November 2020.

Outstanding equity awards at fiscal year-end table. The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Todd P Cravens, CEO	941,667	233,333	—	$0.60 - $1.93	1/3/2022, 8/1/2022, 10/12/2023, and 2/17/25	—	—	—	—
Harry C. Hagerty, CFO	586,667	193,333	—	$0.60 - $1.972	5/1/22, 10/12/23 and 10/22/24	80,000	$148,000

Employment Agreements; Severance and Change in Control Arrangements

We typically enter into employment agreements with our executive officers. The agreements specify duties and minimum compensation commitments. The agreements also provide for severance benefits in certain circumstances and impose restrictive covenants that relate to, among other things, confidentiality and competition.

On July 26, 2017, the Company entered into an employment agreement with Todd Cravens. The agreement was amended on February 17, 2020, to, among other things, extend the term through July 26, 2022. Pursuant to the employment agreement, as amended, Mr. Cravens is paid an annual base salary of $275,000 and is eligible for bonuses if and as approved by the Board. In addition, pursuant to the agreement, Mr. Cravens was granted (i) options to purchase up to 450,000 shares of our common stock at a price per share of $0.76 which vested in equal amounts on July 27, 2017, August 1, 2018 and August 1, 2019; (ii) options to purchase 150,000 shares of our common stock at a price per share of $1.90 which vested on August 1, 2020; and (iii) options to purchase 225,000 shares at a price per share of $1.93 which vest as follows: 88,000 shares on July 26, 2021, 87,000 shares on July 26, 2022, and 50,000 shares on July 26, 2023. In the event Mr. Cravens is terminated without cause or terminates his employment for good reason, he would be entitled to salary continuation and continuation of certain benefits for an additional one year.

On May 1, 2017, the Company entered into an employment agreement with Harry C. Hagerty. The agreement was amended on October 22, 2019 to, among other things, extend the term through April 30, 2022. Pursuant to the agreement, as amended, Mr. Hagerty receives a base salary of $200,000 and is eligible for bonuses if and as approved by the Board. In addition, pursuant to the Agreement, as amended, Mr. Hagerty was granted an option to purchase 400,000 shares of the Company’s common stock at a price per share of $0.60 and 200,000 shares at a price per share of $1.972, subject to vesting and other conditions. In the event Mr. Hagerty is terminated without cause or terminates his employment for good reason, he would be entitled to salary continuation and continuation of certain benefits for an additional one year.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS, LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed Moss Adams, LLP as our independent registered public accounting firm (“independent auditor”) for the fiscal year ending December 31, 2021, and stockholders are being asked to ratify such appointment at the virtual annual meeting.

Representatives of Moss Adams, LLP are expected to be present at the virtual annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Approval of the proposal to ratify the appointment of the independent auditor requires the affirmative vote of a majority of the votes cast at the meeting. If the appointment is not ratified by stockholders, the Board will reconsider such appointment and may choose in its sole discretion to confirm the appointment of Moss Adams, LLP or to engage a different firm to serve as the Company’s independent auditor.

Fees Paid to our Independent Registered Public Accounting Firm

Aggregate fees billed to us for the fiscal years ended December 31, 2020 and 2019 by our independent auditors and their respective affiliates were approximately:

	2020 Fees		2019 Fees
Audit Fees:	$143,284	*	$92,887	*
Audit-Related Fees:	—		—
Total Fees:	$143,284		$92,887

*

$92,887 in fees were paid to Piercy Bowler Taylor & Kern in calendar year 2019. $66,284 was paid to Piercy Bowler Taylor & Kern for work through June 30, 2020, and $77,000 was paid to BDO USA, LLP, for work from July 1, 2020 through November 18, 2020. $0 in fees were paid to Moss Adams, LLP during the balance of calendar year 2020.

The Audit Fees listed above were billed in connection with the audit of our annual consolidated financial statements, the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation, audits of certain subsidiary financial statements and recurring gaming related regulatory audits and attestation services. All Other Fees listed above, if any, were billed for services provided in connection with agreed-upon procedures. All of the fees set forth in the table above were pre-approved by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

APPOINTMENT OF MOSS ADAMS, LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021

OTHER MATTERS

We are not aware of any matter other than those described in this Proxy Statement that will be acted upon at the virtual annual meeting. In the event that any other matter properly comes before the meeting for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matter.

We will pay the costs of proxy solicitation. Proxies are being solicited primarily by mail, but, in addition, our officers and employees may solicit proxies in person, by telephone or electronically. The Company has also retained Kingsdale Advisors for certain advisory services and to aid in the solicitation of proxies and will request brokerage houses and other nominees, fiduciaries and custodians to forward soliciting materials to beneficial owners of the Company’s common stock. For these services, the Company will pay Kingsdale Advisors a fee of $16,500 plus reimbursement for reasonable out-of-pocket expenses.

INSTRUCTION FOR THE VIRTUAL ANNUAL MEETING

This year our annual meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via live webcast. To participate in the virtual meeting, visit www.proxydocs.com/GLXZ to register for the meeting. Please note that the window to register to attend the virtual annual meeting closes at 5pm EST on February 12, 2021. Approximately one hour before the meeting you will receive an email with your unique code for joining the meeting. You may begin to log into the meeting platform beginning at 8:00 a.m. (PST) on February 16, 2021. The meeting will begin promptly at 9:00 a.m. (PST) on February 16, 2021.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

If you wish to submit a question during the virtual annual meeting, after you have logged into the meeting with your unique code, type your question into the ‘‘Ask a Question” field, and click “Submit.”

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to meeting matters and therefore will not be answered.

If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call the number provided in the email in which you are provided your unique code for joining the meeting. Technical support will be available starting at 8:00 a.m. PST on February 16, 2021 and will remain available until thirty minutes after the meeting has finished.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Proxy Statement Proposals

Pursuant to Rule 14a-8 under the Exchange Act, if a stockholder wants to submit a proposal for inclusion in our proxy materials for the 2022 annual meeting of stockholders, it must be received at our principal executive offices, 6480 Cameron Street, Suite 305, Las Vegas, NV 89118, Attention: Corporate Secretary, not less than 120 days before the anniversary of the date this Proxy Statement is released to stockholders (i.e., assuming that this Proxy Statement is first mailed to our stockholders on January 4, 2021, the proposal must be received not later than September 6, 2021), unless the date of the 2022 annual meeting of stockholders is more than 30 days before or after February 16, 2022, in which case the proposal must be received at least ten (10) days before we begin to print and mail our proxy materials. In order to avoid controversy, stockholders should submit proposals by means, including electronic means, which permit them to prove the date of delivery.

Other Proposals and Nominations

For any proposal or director nomination that is not submitted for inclusion in next year’s proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2022 annual meeting of stockholders, stockholders are advised to review our Amended and Restated Bylaws as they contain requirements with respect to advance notice of stockholder proposals and director nominations.

All proposals should be sent to our principal executive offices at 6480 Cameron Street, Suite 305, Las Vegas, Nevada 89118, Attention: Corporate Secretary.

These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

A proxy granted by a stockholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice bylaw provisions, subject to applicable rules of the SEC.

Copies of our Amended and Restated Bylaws can be accessed through the SEC’s website or are available by request to the Corporate Secretary at the address set forth above.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

By Order of the Board of Directors
Harry C. Hagerty Chief Financial Officer, Treasurer and Corporate Secretary

Dated: January 4, 2021

ANNUAL MEETING OF GALAXY GAMING, INC.

Date:	February 16, 2021
Time:	9:00 a.m. PST
Place:	Annual Meeting to be held Live via the Internet – please visit www. proxydocs.com / GLXZ for more details

Please make your marks like this:	Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1 and 2.

1: Election of Directors	For		Withhold	Directors Recommend
01 Mark A. Lipparelli (Class I)	☐		☐	For
02 William A. Zender (Class II)	☐		☐	For
03 Bryan W. Waters (Class II)	☐		☐	For
04 Michael Gavin Isaacs (Class III)	☐		☐	For

	For	Against	Abstain
2: To ratify the appointment of Moss Adams. LLP as Galaxy Gaming’s independent registered public accounting firm for 2021.	☐	☐	☐	For

Authorized Signatures - This section must be

completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Galaxy Gaming Inc

to be held on Tuesday, February 16, 2021

for Holders as of December 21, 2020

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET	TELEPHONE

Go To		866-829-5207
www.proxypush.com/GLXZ
• Cast your vote online.	OR	• Use any touch-tone telephone.
• View Meeting Documents.		• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.

MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Todd Cravens and Harry Hagerty, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Galaxy Gaming, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND 2.

PROXY TABULATOR FOR
GALAXY GAMING, INC.
P.O. BOX 8016
CARY, NC 27512-9903

Proxy — Galaxy Gaming Inc

Annual Meeting of Stockholders

February 16, 2021, 9.00 a.m. (Pacific Standard Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Todd Cravens and Harry Hagerty (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Galaxy Gaming Inc, a Nevada corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held virtually, on Tuesday, February 16, 2021 at 9.00 a.m. (PST) and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:

1.	Election of Directors
Nominees.

01. Mark A. Lipparelli (Class I)

02. William A. Zender (Class II)

03. Bryan W. Waters (Class II)

04. Michael Gavin Isaacs (Class III)

2.    To ratify the appointment of Moss Adams. LLP as Galaxy Gaming’s independent registered public accounting firm for 2021.

The Board of Directors of the Company recommends a vote “FOR” all nominees for director and “FOR” each proposal.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” each proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.